Exhibit 10.22

SUBORDINATION AGREEMENT

This SUBORDINATION AGREEMENT is entered into as of June 17, 2013, between each of the investors listed on the signature pages hereto under the heading “Senior Creditors” (together with each direct and indirect assignee and transferee thereof in connection with Senior Creditor Indebtedness, the “Senior Creditors”), on the one hand, and Superconductor Technologies Inc. (together with each direct and indirect assignee and transferee thereof in connection with Subordinated Creditor Indebtedness, the “Subordinated Creditor”), on the other hand.

R E C I T A L S

A.           Senior Creditors and Resonant Inc. (“Debtor”) have entered into that certain Securities Purchase Agreement, dated as of the date hereof (as amended, modified and supplemented from time to time, the “Securities Purchase Agreement”) and one or more Senior Secured Convertible Notes (such notes in favor of the Senior Creditor listed thereon as a holder, collectively, referred to herein as the “Notes”), pursuant to which the Senior Creditors have agreed to extend certain financial accommodations to Debtor.

B.           As security for the prompt payment and performance of the Senior Creditor Indebtedness (as hereinafter defined), Debtor has granted the Senior Creditors a first lien security interest in the Collateral (as hereinafter defined) pursuant to that certain Security Agreement between the Debtor and the Senior Creditors dated as of the date hereof (the “Senior Creditor Security Agreement”).

C.           Debtor made and delivered to Subordinated Creditor that certain Subordinated Secured Convertible Note, dated as of the date hereof, in the original principal amount of $2,400,000 (the “Subordinated Creditor Note”), pursuant to which Subordinated Creditor extended certain financial accommodations to Debtor.

D.           As security for the prompt payment and performance of the Subordinated Creditor Indebtedness (as hereinafter defined), Debtor has granted the Subordinated Creditor a first lien security interest in the Collateral pursuant to that certain Security Agreement between the Debtor and the Subordinated Creditor dated as of the date hereof (the “Subordinated Creditor Security Agreement”).

E.            Each of the Senior Creditors and the Subordinated Creditor wish to agree as to their respective rights to repayment by, and liens upon and security interests in the assets of, Debtor, and as to certain other rights, priorities, and interests as between the Senior Creditors and Subordinated Creditor.

A G R E E M E N T

In consideration of the foregoing, the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which the Senior Creditors and Subordinated Creditor hereby acknowledge, the Senior Creditors and Subordinated Creditor hereby agree as follows:

1.            Definitions.  Certain terms as used in this Agreement are defined in the preamble and recitals to this Agreement.  In additions, the following terms, as used in this Agreement, shall have the following meanings:

“Affiliate” with respect to any Person, each officer, director, general partner, manager or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.  For purpose of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 5% or more of the equity of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” means this Subordination Agreement together with any and all amendments, extensions, modifications, exhibits, and schedules hereto.

“Collateral” means all property (whether real, personal, movable or immovable) with respect to which any security interests have been granted (or purported to be granted) by Debtor pursuant to any Secured Creditors’ Agreements.

“Independent” means, with respect to any Person, a Person that is not: (i) the Debtor, a Senior Creditor or MDB Capital Group, or any successor in interest to or assignee of any such Persons; (ii) any Person that is (or within the 90 days preceding the date of determination was) an Affiliate of any Person described in clause (i) or any Person who has (or within the 90 days preceding the date of determination had) a material business, client, brokerage or customer relationship with any Person described in clause (i); (iii) any Person that is relative by blood, marriage, family or otherwise with any individual Person described in clause (i), or (ii); and (iv) a Person that is (or within the 90 days preceding the date of determination was) part of a “group” with any Person described in clause (i), (ii) or (iii) within the meaning of Section 13(d) under the Securities and Exchange Act of 1934 and the rules related to such section.

“Person” means an individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture, other entity or governmental authority.

“Satisfaction in Full of the Senior Creditor Indebtedness” means the indefeasible payment in full in cash and discharge, or other satisfaction in accordance with the terms of the Transaction Documents (as defined in the Securities Purchase Agreement) (including, without limitation, conversion of the Notes into equity of the Debtor) and discharge, of the Senior Creditor Indebtedness in full up to the unpaid amount of the initial principal amount of the Notes and all interest and other amounts due thereon (other than inchoate indemnity obligations which have not been reduced to a monetary amount and that survive in accordance with their terms).

“Secured Creditor” means either (a) any of the Senior Creditors or (b) the Subordinated Creditor, or any successor or assignee of either of them, in its capacity as a secured creditor under the Senior Creditor Agreements or the Subordinated Creditor Agreements, respectively.

“Secured Creditors’ Agreements” means, collectively, the Senior Creditor Agreements and the Subordinated Creditor Agreements.

“Secured Creditors’ Indebtedness” means, collectively, the Senior Creditor Indebtedness and the Subordinated Creditor Indebtedness.

“Senior Creditor Agreements” means, collectively, the Securities Purchase Agreement, the Notes, the Senior Creditor Security Agreement, the other Transaction Documents (as defined in the Securities Purchase Agreement) and any other document, instrument, or agreement now existing or in the future entered into by or in favor of any Senior Creditor by Debtor in connection with the Senior Creditor Indebtedness or the Collateral, together with any amendments, replacements, substitutions, or restatements thereof, all guaranties of the Senior Creditor Indebtedness and all security agreements securing the obligations under such guaranties.

“Senior Creditor Indebtedness” means any and all presently existing or hereafter arising indebtedness, claims, debts, liabilities, and obligations of Debtor owing to the Senior Creditors under the Senior Creditor Agreements.

“Standstill Period” means the period commencing on the date of a default under the Subordinated Creditor Indebtedness and ending upon the date which is the earliest of (a) the date one or more of the Senior Creditors accelerate all or any portion of the Senior Creditor Indebtedness, (b) the date one or more of the Senior Creditors take any action to transfer, or accept transfer of or benefit from, any of the Collateral in full or partial satisfaction of the Senior Creditor Indebtedness, (c) the date on which any event in sub-paragraph (iii), (iv) or (v) of the definition of “Event of Default” (as defined in the Subordinated Creditor Agreements) occurs or (d) the date on which the Satisfaction in Full of the Senior Creditor Indebtedness has occurred.

“Subordinated Creditor Agreements” means, collectively, the Subordinated Creditor Note, the Subordinated Creditor Security Agreement, and any other document, instrument, or agreement now existing or in the future entered into by or in favor of Subordinated Creditor by Debtor in connection with the Subordinated Creditor Indebtedness or the Collateral, together with any amendments, replacements, substitutions, or restatements thereof, all guaranties of the Senior Creditor Indebtedness and all security agreements securing the obligations under such guaranties.

“Subordinated Creditor Indebtedness” means any and all presently existing or hereafter arising indebtedness, claims, debts, liabilities, and obligations of Debtor owing to Subordinated Creditor under the Subordinated Creditor Agreements.

“UCC” means the Uniform Commercial Code as adopted in the State of New York or in such other jurisdiction as governs the perfection of the liens and security interests in the Collateral for the purposes of the provisions hereof relating to such perfection or effect of perfection.

2.            Security Interests and Standstill.

(a)          Priorities.  The Subordinated Creditor hereby acknowledges that the Senior Creditors have been granted a first priority lien upon the Collateral to secure the Senior Creditor Indebtedness, and each Senior Creditor hereby acknowledges that the Subordinated Creditor has been granted a first priority lien upon the Collateral to secure the Subordinated Creditor Indebtedness.  The liens in the Collateral held by the Senior Creditors are intended to be pari passu with the liens in the Collateral held by the Subordinated Creditor.  The equal priority of the liens securing the Senior Creditor Indebtedness and the Subordinated Creditor Indebtedness will remain in full force and effect irrespective of:  (i) how a lien was acquired, (ii) the time, manner, or order of the grant, attachment, filing, recordation, or perfection of a lien, (iii) any conflicting provision of the UCC or other applicable law, (iv) any defect or deficiencies in, or non-perfection (including any failure to perfect or lapse in perfection), setting aside, recharacterization, or avoidance of, any lien or any Secured Creditors’ Agreement, (v) the modification of any Secured Creditors’ Agreement, (vi) the commencement of an insolvency or like proceeding, or (vii) any other circumstance whatsoever, and notwithstanding any conflicting terms or conditions which may be contained in any of the Secured Creditors’ Agreements.

(b)          Perfection.  As between the Senior Creditors and the Subordinated Creditor, the Senior Creditors will be solely responsible for perfecting and maintaining the perfection of its liens over the Collateral, and the Subordinated Creditor will be solely responsible for perfecting and maintaining the perfection of its liens over the Collateral.

(c)          Similar Liens.  The parties hereto intend that the Collateral securing the Senior Creditor Indebtedness and the Collateral securing the Subordinated Creditor Indebtedness be identical.  Accordingly, prior to the Satisfaction in Full of the Senior Creditor Indebtedness, the parties hereto will (i) use commercially reasonable efforts to cooperate to make the forms, documents, and agreements creating or evidencing the liens of the parties hereto in the Collateral materially the same and (ii) immediately prior to or concurrently with the entering into of any additional security or perfection document in respect of the Collateral after the date hereof, offer to one another the opportunity to enter into substantially similar documentation to create a pari passu first priority lien in the same Collateral.

(d)          Standstill.  Subordinated Creditor shall not exercise remedies against the Collateral of the Debtor during the Standstill Period.  For the avoidance of doubt, nothing in the Section 2(d) shall preclude Subordinated Creditor from (i) delivering any notice of default or other notice to Debtor pursuant to or in connection with the Subordinated Creditor Agreements following the first date on which the Collateral Agent (as defined in the Senior Creditor Agreements) shall have delivered any similar notice to the Debtor pursuant to or in connection with the Senior Creditor Indebtedness; (ii)  accelerating the Subordinated Creditor Indebtedness following the first date on which the Collateral Agent shall have accelerated the Senior Creditor Indebtedness; (iii) taking any action required or desired as a precondition to acceleration of the Subordinated Creditor Indebtedness on or after the first date on which the Collateral Agent shall have taken any such action with respect to the Senior Creditor Indebtedness; (iv) filing a proof of claim or statement of interest, voting on a plan of reorganization (including a vote to accept or reject a plan of partial or complete liquidation, reorganization, arrangement, composition, or extension), and making other filings, arguments, and motions,  with respect to the Subordinated Creditor Indebtedness and the Collateral in any insolvency or bankruptcy proceeding commenced by or against Debtor; (v) taking action to create, perfect, preserve, or protect (but not enforce) its lien on the Collateral; (vi) filing necessary pleadings in opposition to a claim objecting to or otherwise seeking the disallowance of Subordinated Creditor Indebtedness or a lien securing the Subordinated Creditor Indebtedness; (vii) joining a judicial foreclosure or lien enforcement proceeding with respect to the Collateral initiated by one or more of the Senior Creditors; (viii) bidding for or purchasing Collateral at any public, private, or judicial foreclosure upon such Collateral initiated by any Senior Creditor, or any sale of Collateral during an insolvency or bankruptcy proceeding; provided that such bid may not include a “credit bid” in respect of any Subordinated Creditor Indebtedness unless the net cash proceeds of such bid are otherwise sufficient to cause the Satisfaction in Full of Senior Creditor Indebtedness and are applied to cause the Satisfaction in Full of Senior Creditor Indebtedness; (ix) filing any suit or take action initiated or maintained to prevent the loss of a claim as a result of the running of any applicable statute of limitations or other similar restriction on claims; (x) exercising rights and remedies for specific performance or equitable relief to compel any obligor to comply with any non-payment obligations under the Subordinated Creditor Indebtedness; (xi) seeking adequate protection during an insolvency or bankruptcy proceeding; or (xii) exercising any rights or remedies of an unsecured creditor other than the enforcement of any judgment obtained against the Debtor in respect of the Subordinated Creditor Indebtedness.

(e)          Collateral in Possession.  If any Secured Creditor has any Collateral in its possession or control, then such Secured Creditor will possess or control such Collateral as bailee or agent for perfection for the benefit of all other Secured Creditors, so as to satisfy the requirements of sections 8-106(d)(3), 8-301(a)(2), and 9-313(c) of the UCC. Any such Secured Creditor will have no obligation to the other Secured Creditors to ensure that any Collateral is genuine or owned by the Debtor. In this Section 2(e), “control” has the meaning given that term in sections 8-106 and 9-314 of the UCC. The duties or responsibilities of any such Secured Creditor under this Section 2(e) will be limited solely to possessing or controlling the applicable Collateral as bailee or agent for purposes of lien perfection in accordance with this Section 2(e) and, in the event that such Secured Creditor is a Senior Creditor, upon Satisfaction in Full of the Senior Creditor Indebtedness delivering such Collateral in its possession or control, together with any necessary endorsements, to the Subordinated Creditor.

3.            Payment Subordination.

(a)          Payment of Subordinated Creditor Indebtedness. Subordinated Creditor hereby subordinates its right to receive payments of the Subordinated Creditor Indebtedness to the Senior Creditors’ right to receive payment of the Senior Creditor Indebtedness.  Until the Satisfaction in Full of the Senior Creditor Indebtedness, Subordinated Creditor shall not accept or receive payment in cash from

Debtor in whole or any part of any sums which may now or hereafter be owing to Subordinated Creditor on account of the Subordinated Creditor Indebtedness without the prior written consent of the Requisite Holders (as defined in the Note).

(b)          Conversion of Subordinated Creditor Indebtedness into Debtor Equity.  Notwithstanding anything herein to the contrary, nothing herein shall be construed to limit the ability of, or the requirement that, the Subordinated Creditor convert its Subordinated Creditor Indebtedness into equity of the Debtor on the terms set forth in the Subordinated Creditor Note.

4.            Continuation of Liens in the Collateral in Favor of the Subordinated Creditor.  The Senior Creditors agree that no remedy exercised or right asserted by or through any of the Senior Creditors under the Senior Creditor Agreements or otherwise in connection with the Collateral (whether or not such remedy exercised or right asserted would result in Satisfaction in Full of the Senior Creditor Indebtedness) shall extinguish, limit or subordinate the lien in the Collateral held by the Subordinated Creditor (or the Subordinated Creditor Indebtedness) except with respect to any such Collateral sold in a bona fide transaction to one or more Persons who are then Independent for cash or stock where all proceeds of such sale, if any, in excess of amounts necessary for the Satisfaction in Full of the Senior Creditor Indebtedness are first paid, in accordance with the terms of the UCC, to the Subordinated Creditor (up to indefeasible payment in full in cash of all Subordinated Creditor Indebtedness) (a “Third Party Sale”).  If any remedy exercised or right asserted by or through any of the Senior Creditors would cause the Subordinated Creditor’s lien in the Collateral (or the Subordinated Creditor Indebtedness) to be extinguished, limited or subordinated (other than through a Third Party Sale or the indefeasible payment in full in cash of all Subordinated Creditor Indebtedness), then the Senior Creditors shall either not exercise (directly or indirectly) such remedy or shall cause the Subordinated Creditor’s lien (and Subordinated Creditor Indebtedness) to remain in full force and effect with the same Collateral, status, validity and priority that it has on the date hereof, and cause the Subordinated Creditor Indebtedness to remain outstanding, in the then unpaid principal amount plus accrued interest, fees and expenses, and with all other rights (including conversion rights) that it would otherwise have.  For example, but without limitation, if any Senior Creditor were to acquire the Collateral by exercise of any remedies (including through a court process), and if such acquisition (such as a private sale or credit bid) would otherwise have caused the extinguishment, limitation or subordination of the Subordinated Creditor’s lien (or the Subordinated Creditor Indebtedness), then the Senior Creditor would be required to cause the Subordinated Creditor’s lien (and Subordinated Creditor Indebtedness) to remain attached and perfected in its same priority in the Collateral (and the Subordinated Creditor Indebtedness to remain owing).

5.            Cooperation.  After any default or event of default under the Senior Creditor Agreements or the Subordinated Creditor Agreements, the parties hereto shall reasonably cooperate with each other prior to, during and in connection with the assertion and enforcement of any remedies that each such party may have.

6.            Notice of Default and Certain Events.  Senior Creditors shall promptly notify Subordinated Creditor, and Subordinated Creditor shall promptly notify the Senior Creditors, in each case in writing, of the occurrence of any of the following, as applicable:

(a)          in the case of Senior Creditors, (i) any default or event of default under the Senior Creditor Agreements, (ii) the conversion of any Senior Creditor Indebtedness into equity of the Debtor and (iii) the demand for payment of, acceleration of or termination of any of the Senior Creditor Indebtedness; and

(b)          in the case of the Subordinated Creditor, (i) any default or event of default under the Subordinated Creditor Agreements, (ii) the conversion of any Subordinated Creditor Indebtedness into equity of the Debtor and (iii) the demand for payment of, acceleration of or termination of any of the Subordinated Creditor Indebtedness.

7.            Representations and Warranties of the Senior Creditors.  Each Senior Creditor represents and warrants to the Subordinated Creditor that: (a) it is the holder of the liens and security interests which secure or will secure the Senior Creditor Indebtedness; (b) it has full right, power, and authority to enter into this Agreement and, to the extent it is an agent or trustee for other parties, that this Agreement shall fully bind all such other parties; (c) this Agreement has been duly and validly authorized, executed and delivered by it and constitutes the legal, valid and binding obligations of such Senior Creditor enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies; and (d) the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby will not (i) result in a violation of it’s organizational documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which it is a party or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to it, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on it’s ability to perform its obligations hereunder.

8.            Representations and Warranties of the Subordinated Creditor.  The Subordinated Creditor represents and warrants to the Senior Creditors that: (a) it is the holder of the liens and security interests which secure or will secure the Subordinated Creditor Indebtedness; (b) it has full right, power, and authority to enter into this Agreement and, to the extent it is an agent or trustee for other parties, that this Agreement shall fully bind all such other parties; (c) this Agreement has been duly and validly authorized, executed and delivered by it and constitutes the legal, valid and binding obligations of the Subordinated Creditor enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies; and (d) the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby will not (i) result in a violation of it’s organizational documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which it is a party or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to it, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on it’s ability to perform its obligations hereunder.

9.            Modification of Senior Creditor Indebtedness.  No Senior Creditor Agreement may be amended or modified in a way that would be adverse to the interests of the Subordinated Creditor (including, without limitation, by increasing the aggregate principal amount of Senior Creditor Indebtedness or the interest rate thereon) without the prior written consent of the Subordinated Creditor.

10.         Modification of Subordinated Creditor Indebtedness.  No Subordinated Creditor Agreement may be amended or modified in a way that would be adverse to the interests of the Senior Creditors, taken as a whole (including, without limitation, by increasing the aggregate principal amount of Subordinated Creditor Indebtedness or the interest rate thereon), without the prior written consent of the Required Holders (as defined in the Securities Purchase Agreement).

11.         Parties Intended to be Benefitted.  All of the understandings, covenants, and agreements contained herein are solely for the benefit of the Senior Creditors and the Subordinated Creditor, and there are no other parties, including Debtor or any of the creditors, successors, or assigns of Debtor, which are intended to be benefitted, in any way, by this Agreement.

12.         No Limitation Intended.  Nothing contained in this Agreement is intended to or shall affect or limit, in any way, the rights that the Secured Creditors have with respect to any third parties.  The Secured Creditors hereby specifically reserve all of their respective rights against Debtor and all other third parties.

13.         Legend.  Until the Satisfaction in Full of the Senior Creditor Indebtedness, the Subordinated Creditor shall insert the following legend at the top of the first page of each Subordinated Creditor Agreement:

“THIS AGREEMENT OR INSTRUMENT IS SUBJECT TO, AND SUBORDINATED TO CERTAIN OTHER INDEBTEDNESS TO THE EXTENT SET FORTH IN, A SUBORDINATION AGREEMENT DATED AS OF JUNE       , 2013 BY AND AMONG SUPERCONDUCTOR TECHNOLOGIES INC. AS SUBORDINATED CREDITOR AND THE SENIOR CREDITORS PARTY THERETO.”

14.         Notice.  Whenever it is provided herein that any notice, demand, request, consent, approval, declaration, or other communication shall or may be given to or served upon any of the parties hereto, or whenever any of the parties desires to give or serve upon the other communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration, or other communication shall be in writing and shall be delivered either in person, with receipt acknowledged, or by regular, registered, or certified United States mail, postage prepaid, addressed as follows:

(a)          If to a Senior Creditor, at its address, facsimile number or e-mail address set forth on the Schedule of Buyers attached to the Securities Purchase Agreement (as the same may be amended from time to time) with copies to such Senior Creditor’s representatives as set forth on such Schedule of Buyers:

solely for information, not with respect to any legal representation or obligation, a copy to:

Golenbock Eiseman Assor Bell & Peskoe LLP

437 Madison Avenue, 40th Floor

New York, New York 10022

Facsimile:  (212) 754-0330

E-mail: ahudders@golenbock.com; cvandemark@golenbock.com

Attention:  Andrew D. Hudders, Esq.

Carl Vandemark, Esq.

(b)          If to Subordinated Creditor, at:

Superconductor Technologies Inc.

9101 Wall Street, Suite 1300

Austin, TX 78754

Facsimile No.: (805) 967-0342

E-mail: jquiram@suptech.com

Attention:  Jeff Quiram, Chief Executive Officer

with a copy to:

Manatt, Phelps & Phillips, LLP

11355 W. Olympic Boulevard

Los Angeles, California 90064

Facsimile:  (310) 312-4224

E-mail: borlanski@manatt.com

Attention:  Ben Orlanski

or at such other address as may be substituted by notice given as herein provided.  Giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, or three days after the same shall have been deposited in the United States mail.

15.         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

16.         Complete Agreement.  This Agreement constitutes the complete agreement and understanding of each of the Secured Creditors and supersedes all prior or contemporaneous oral and written negotiations, agreements and understandings, express or implied, with respect to the subject matter hereof.  In the event of any conflict between this Agreement and any of the Senior Creditor Agreements, this Agreement shall control.  In the event of any conflict between this Agreement and any of the Subordinated Creditor Agreements, this Agreement shall control.

17.         Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of Senior Creditor and Subordinated Creditor.  Each of the Senior Creditors and the Subordinated Creditor agree that any assignment or transfer of any of the Senior Creditor Indebtedness or any of the Subordinated Creditor Indebtedness, or any assignment of this Agreement, may not be made unless such assignment or transfer is expressly made subject to the terms of this Agreement and all parties hereto are promptly notified of such assignment or transfer in writing.  No assignment or transfer shall affect the obligations of the assigning or transferring party hereunder.18.

18. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity,    enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude any Secured Creditor from bringing suit or taking other legal action against the Debtor in any other jurisdiction to collect on the Debtor’s obligations to such Secured Party or to enforce a judgment or other court ruling in favor of such Secured Party. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

19.         Waivers, Amendments.  Any waiver or amendment hereunder must be evidenced by a signed writing of the Requisite Holders, where the Senior Creditors are to be bound thereby, or the Subordinator Creditor, where it is to be bound thereby, and shall only be effective in the specific instance.

20.         Construction.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, the singular includes the plural, the part includes the whole, “including” is not limiting, and “or” has the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Article, section, subsection, exhibit, and schedule references are to this Agreement unless otherwise specified.  The headings in this Agreement are for convenience of reference only, and shall not alter or otherwise affect the meaning hereof.

21.         Counterparts.  This Agreement may be executed in any number of counterparts, and by the Senior Creditors and Subordinated Creditor in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same Agreement.

[Remainder of page blank; signatures appear on the following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first herein above set forth.

SENIOR CREDITORS:

/s/ *

By:
Name:
Title:

* This signature page was executed by each Secured Party listed below.

1.	Aaron A Grunfeld
2.	The Law Offices of Aaron A Grunfeld and Associates Defined Benefit Pension Plan
3.	Allen Estrin
4.	Andrew and Brittany Boll
5.	Kingdom Trust Company, Custodian, FBO Ankur Desai, Account Number 8909327625
6.	Benjamin King
7.	Benjamin L. Padnos
8.	Jeffrey & Margaret Padnos 2010 Generation Trust FBO Rebecca Padnos
9.	Jeffrey & Margaret Padnos 2010 Generation Trust FBO Joshua Padnos
10.	Jeffrey & Margaret Padnos 2010 Generation Trust FBO Samuel Padnos
11.	Jeffrey & Margaret Padnos 2010 Generation Trust FBO Benjamin Padnos
12.	Raymond J. McCluskey
13.	William M. Noble, Jr.
14.	Equity Trust Company Custodian FBO Robert C. Clifford IRA , 1.07%, Undivided Interest
15.	1999 Clifford Family Trust DTD 12-22-1999, Robert C. Clifford and Rachel L. Clifford Co-TTEES
16.	Robert J Kammer Revocable Living Trust, Robert Kammer TTEE
17.	Caisson Breakwater Fund, LP
18.	Caisson Breakwater Fund, Ltd.
19.	Handler Revocable Trust, Brad Handler TTEE
20.	The Levy Family Trust, Brian Levy TTEE
21.	Brian Weitman
22.	Bristol Investment Fund, Ltd.
23.	Thomas Bruce Johnston
24.	Cameron Broumand
25.	Chris Achar
26.	Craig Taines
27.	Equity Trust Company Custodian FBO Daniel Landry IRA , 0.286%, Undivided Interest
28.	Daniel Padnos
29.	Shea Family Trust, Daniel Shea Trustee
30.	The Kingdom Trust Company, Custodian, FBO David V. Fox, IRA # 15003116
31.	Thiwtlig Management LLC
32.	David R. Wilmerding III
33.	The Alfie Trust D/O/E 5-10-2012
34.	BCITL Ventures, LLC
35.	Edgar D. Park
36.	Resonant Partners
37.	Eric C. Apfelbach
38.	Erick Richardson, Jr.

Subordination Agreement

39.	Erick Richardson, Sr.
40.	Gary Schuman
41.	George and Ruth Brandon JTWROS
42.	John C. Goff
43.	Greg Suess
44.	Harvey Kesner
45.	R. Jay Scheideman
46.	Jay L and Teresa Wiviott Family Trust, Separate Trust Estate for Jay L Wiviott
47.	Jeffrey S Padnos and Margaret M Padnos JTWROS
48.	Jeffrey Sperbeck 2012 Revocable Trust
49.	James P. Huggins Revocable Trust DTD 9-27-2001
50.	James P. Tierney
51.	Joseph C. McNamara and RoseAnn M. McNamara Co-Trustees of the McNamara Family Trust DTD 4-3-2007
52.	John A. Elway
53.	John W. Fish Jr.
54.	Pensco Trust Company FBO John P. Francis SEP IRA
55.	Jonathan and Shani Padnos
56.	YKA Partners, LLC
57.	Causeway Bay Capital, LLC
58.	Christopher D. and Karen W. Jennings
59.	LKCM Technology Partnership, L.P.
60.	Mark L. Baum Trust DTD 5-17-2011, Mark L. Baum Trustee
61.	Matthew Hayden
62.	Bennett Living Trust, Michael Bennett Trustee
63.	Mike Moore
64.	Michael Cavalier
65.	Pierce Family Trust DTD 9-13-2000, Mitchell D. Pierce TTEE
66.	Orca Trading, LLC
67.	Park City Capital Offshore Master, Ltd.
68.	Paul Teske and Rivers A. Teske
69.	Lone Wolf Holdings LLC
70.	R & A Chade Family Trust, Richard Chade TTEE
71.	Robert Gundling
72.	RP Capital LLC
73.	Israel Living Trust, Sam Israel Trustee
74.	The Thomas B Livermore Revocable Trust The Scott H. Shadrick Revocable Trust
75.	Michael Sean Browning
76.	Sivan Padnos Caspi
77.	Gubner & Associates, A Professional Corporation
78.	Steven Rosdal

Subordination Agreement

79.	Stephen M. Walker
80.	Timothy Gravely
81.	Timothy I. Rueth
82.	Thomas A. Stroup
83.	Thomas L. Wallace
84.	Wiley Mark Pickett and Joane Drake Henneberger Pickett, Trustees of the Pickett Henneberger Family Trust Dated April 24, 2013 and any amendments thereto.

Subordination Agreement

SUBORDINATED CREDITOR:

Superconductor Technologies Inc.

/s/ Jeffrey A. Quiram
By: Jeffrey A. Quiram
Title: President and Chief Executive Officer

Subordination Agreement

ACKNOWLEDGMENT

June 17, 2013

The undersigned, Resonant Inc., a Delaware corporation (the “Debtor”), hereby acknowledges receipt of a copy of the Subordination Agreement between the Senior Creditors and the Subordinated Creditor (in each case as defined therein) and consents thereto, and agrees to recognize all rights granted thereby to the parties thereto, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in such Subordination Agreement.  Debtor further acknowledges that Debtor is not an intended beneficiary under the Subordination Agreement.

RESONANT INC.

By:	/s/ Neal Fenzi
Name: Neal Fenzi
Title: Secretary

Acknowledgment